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                                                                     EXHIBIT 3.1


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              INDYMAC BANCORP, INC.


     This restated certificate of incorporation (this "Certificate") of IndyMac Bancorp, Inc. (the "Corporation"), originally incorporated under the name Countrywide Mortgage Investments, Inc. on January 19, 1987, has been duly adopted by the board of directors in accordance with Section 245 of the General Corporation Law of the State of Delaware. This Certificate only restates and integrates and does not further amend the provisions of the Corporation's certificate of incorporation as heretofore amended or supplemented. There is no discrepancy between those provisions and the provisions of this Certificate.



                                   ARTICLE I

                                      NAME


              The name of the Corporation is: IndyMac Bancorp, Inc.



                                   ARTICLE II

                                REGISTERED AGENT


     The address of the registered office of the Corporation in the State of Delaware is: 2711 Centerville Road Suite 400, Wilmington, New Castle County, Delaware, 19808. The name of the Corporation's registered agent at such registered office is The Prentice-Hall Corporation System, Inc.

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                                   ARTICLE III

                                     PURPOSE


     The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as now or hereafter in force.



                                   ARTICLE IV

                                  CAPITAL STOCK


     Section 1. The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000), consisting of (i) Two Hundred Million (200,000,000) shares of Common Stock having a par value of $0.01 per share and (ii) Ten Million (10,000,000) shares of preferred stock ("Preferred Stock") having a par value of $0.01 per share.


     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article IV, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.


     The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

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     (a) the number of shares constituting that series and the distinctive designation of that series;


     (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;


     (c) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;


     (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;


     (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;


     (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;


     (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

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     (h)  any other relative rights, preferences and limitations of that series.


          Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.


          If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.


     Section 2. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of this Certificate of Incorporation and the Bylaws of the Company.


     Section 3. Each share of Common Stock shall entitle the owner thereof to vote at the rate of one (1) vote for each share of Common Stock held.

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                                   ARTICLE V

                      PROVISIONS FOR DEFINING, LIMITING AND

                        REGULATING CERTAIN POWERS OF THE

                        CORPORATION AND OF THE DIRECTORS

                                AND STOCKHOLDERS


     Section 1. The number of Directors shall be determined by or in the manner provided in the Bylaws of the Corporation, as they may be amended from time to time.


     Section 2. The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of capital stock, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations as may be set forth in this Certificate of Incorporation or in the Bylaws of the Corporation or in the Delaware General Corporation Law.


     Section 3. No holder of shares of capital stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of the capital stock of the Corporation or any other security of the Corporation which it may issue or sell (whether out of the number of shares authorized by this Certificate of Incorporation, or out of any shares of the capital stock of the Corporation hereafter authorized or acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.

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     Section 4. A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Directors's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date hereof to permit the further elimination or limitation of the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this
Section 4 of Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.


     Section 5. The Corporation shall indemnify and shall advance expenses to each Director, officer, employee and agent of this Corporation to the fullest extent permitted by the Delaware General Corporation Law as now or hereafter in force. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and the Board of Directors is expressly authorized to adopt bylaws and/or enter into agreements whereby the Corporation agrees to indemnify and advance expenses to its Directors, officers, employees and agents.

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     Section 6. The Board of Directors of the Corporation may make, alter or repeal from time to time any of the Bylaws of the Corporation except any particular Bylaw which is specified in the Bylaws as not subject to alteration or repeal by the Board of Directors.


     Section 7. The Board of Directors may authorize, subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, bylaw, rule or regulation, the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general), or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including the compensation payable thereunder by the Corporation).


     Section 8. The Board of Directors may authorize any agreement of the character described in Section 7 of this Article V or other contract or transaction with any one or more Directors or officers or between the Corporation and any other corporation, partnership (limited or general), association, trust, company or other organization in which one or more of the Corporation's Directors or officers are directors or officers, or similar parties, or otherwise have a financial interest, and no such agreement, contract or transaction shall be void or voidable solely by reason of the existence of any such


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relationship or solely because the Director or officer so interested is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the agreement, contract or transaction, or solely because such Director's votes are counted for such purpose if: (i) the material facts as to the Director's or officer's relationship or interest and as to the agreement or transaction are disclosed or are known to the Board of Directors or such committee and the Board of Directors or committee in good faith authorizes, approves or ratifies the agreement, contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or (ii) the material facts as to such Director's or officer's relationship or interest and as to the agreement or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the agreement, contract or transaction is authorized, approved or ratified in good faith by a majority of votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested Director or officer; or (iii) the agreement, contract or transaction is fair to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Any Director of the Corporation who is also a director, officer, stockholder or member of such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Directors or of a committee which authorizes any such agreement, contract or transaction. If such a Director votes at a meeting to approve or disapprove a transaction as described in this Section, such vote shall not affect the validity of such a transaction provided the provisions of this Section are otherwise satisfied.

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     Section 9. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual meeting or at a special meeting of stockholders of the Corporation. No action may be taken by the written consent of the stockholders. Action need not be by written ballot unless the chairman of the meeting shall so direct.


     Section 10. The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Certificate of Incorporation of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the General Corporation Law of the State of Delaware as now or hereafter in force.


                             ARTICLE VI -- RESERVED


                            ARTICLE VII -- RESERVED


                                  ARTICLE VIII

                                   AMENDMENTS


     The Corporation reserves the right to adopt, repeal, rescind, alter, restate or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

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     IN WITNESS WHEREOF, IndyMac Bancorp, Inc. has caused this Certificate to be signed by Michael W. Perry, its authorized officer, who hereby acknowledges the same to be his act and that of the Corporation, and further acknowledges that, to the best of his knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.


Dated this 24th day of October, 2000.


----------------------------------------
Michael W. Perry
Vice Chairman and Chief Executive Officer

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